Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Diversified Energy Company plc

(Exact name of Registrant as Specified in its Charter)

Type 1—Newly Registered Securities

Security Type	Title of securities to be registered	Fee Calculation Rule	Amount to be registered (1)	Proposed maximum offering price per Ordinary Share	Proposed maximum aggregate offering price	Fee Rate	Amount of registration fee
Equity	Ordinary Shares, £0.20 nominal value per share, of Diversified Energy Company plc (“Ordinary Shares”)	Rule 457(h)	220,445 (2)	$24.25 (3)	$5,345,791.25	0.0001476	$789.04
Equity	Ordinary Shares that may be offered or sold under the Diversified Gas & Oil plc 2017 Equity Incentive Plan (the ”Plan”)	Rule 457(c) and Rule 457(h)	1,151,399 (4)	$17.98 (5)	$20,702,154.02	0.0001476	$3,055.64
Total Offering Amounts					$26,047,945.27		$3,844.68
Total Fee Offsets							$0.00
Net Fee Due							$3,844.68

(1)	The amount being registered includes an indeterminate number of additional Ordinary Shares that may be issued under the Plan upon any stock split, stock dividend, recapitalization or other similar transaction in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents 220,445 Ordinary Shares issuable upon exercise of outstanding stock options previously granted under the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the weighted average exercise price of £19.08 per Ordinary Share granted under the Plan converted into U.S. dollars at the noon buying rate of the Federal Reserve Bank of New York on December 15, 2023 of $1.2709 to £1.00000.

(4)	This includes 1,151,399 Ordinary Shares that may be offered or sold under the Plan.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $17.98, the average of the high and low price per Ordinary Share on the New York Stock Exchange on December 18, 2023.